Exhibit 99.1

Alliqua BioMedical, Inc. Announces the Publication of a Peer-reviewed Study Examining the Use of MIST Therapy for Deep Tissue Pressure Injuries

YARDLEY, Pa., March 20, 2017 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a regenerative technologies company committed to restoring tissue and rebuilding lives, today announced the publication of a peer-reviewed study examining the use of MIST Therapy for deep tissue pressure injuries (“DTPIs”).

A pressure injury, also known as a bedsore or a decubitus ulcer, is a localized injury to the skin and/or underlying tissues that usually occurs over a bony prominence as a result of pressure. A deep tissue pressure injury is a form of pressure injury that occurs to the tissues under intact skin.

The November/December 2016 edition of the academic journal, Wound Repair & Regeneration, featured a longitudinal prospective historical case control study by Honaker et al., titled “The Effect of Adjunctive Noncontact Low Frequency Ultrasound on Deep Tissue Pressure Injury.”

A total of 60 subjects with deep tissue pressure injuries were enrolled in the study, which included a control group consisting of 30 subjects and a treatment group of 30 subjects. DTPIs in the control group were treated with the standard of care, while those in the treatment group were treated with noncontact low frequency ultrasound therapy, or MIST Therapy, in addition to the standard of care.

The results of the study demonstrated that DTPIs treated with MIST Therapy in addition to the standard of care had significantly improved outcomes, compared to DTPIs treated with the standard of care alone. 17% of the DTPIs within the treatment group were resolved, as compared to 0% in the control group. Furthermore, the treatment group showed a mean decrease in DTPI total surface area of 8.8cm2, representing a 50% reduction in injury size, as compared to a mean decrease of 0.3cm2, or 2% reduction in injury size, in the control group. Importantly, only 6.6% of the wounds treated with MIST Therapy progressed to a negative outcome, compared to 63.3% in the control group.

“The annual incidence of pressure injuries nationwide is reported to be 4.4 million, and approximately 400,000 of these injuries are DTPIs,” said Nino Pionati, Chief Strategy and Marketing Officer of Alliqua BioMedical. “Treating DTPIs with the current standard of care alone can often result in the development of complex Stage 3 or 4 pressure injuries, which can cost in excess of $120,000 to treat. With this fact in mind, the findings of this study not only demonstrate the clinical effectiveness of MIST Therapy in treating DTPIs, but also serve to highlight the potential cost savings to the healthcare system that can be realized by utilizing MIST Therapy in addition to the standard of care.”

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and Interfyl™. The Company also markets its Mist Therapy System®, which uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. In addition to these technologies, Alliqua markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

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Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com